Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer John E. Kahn, Chief Financial Officer TeamStaff, Inc. 1 Executive Drive Somerset, NJ 08873 866-352-5304	Donald C. Weinberger/Diana Bittner (media) Wolfe Axelrod Weinberger Associates, LLC 212-370-4500 don@wolfeaxelrod.com diana@wolfeaxelrod.com

TEAMSTAFF INC ANNOUNCES SETTLEMENT OF ITS $1.8M INDEMNIFICATION CLAIM

Somerset, NJ — July 26, 2011 — TeamStaff Inc (NASDAQ: TSTF) announced today that it has reached an agreement with the former principals of RS Staffing to settle TeamStaff’s $1,800,000 indemnification claim arising out of the purchase of RS Staffing in June 2005 including the legal costs related to a government inquiry.  The settlement will allow TeamStaff to improve its balance sheet by eliminating over $1,700,000 in liabilities for $200,000 in cash and 300,000 restricted shares of common stock, based on the closing price of TeamStaff common stock on Friday, July 22nd, 2011.

As previously reported in the Company’s filings, the Department of Justice commenced an investigation of certain government officials, the former principals of RS Staffing and other business associates concerning their activities to procure government contracts. No charges were ever brought against TeamStaff or the former principals of RS Staffing.  Nevertheless, TeamStaff incurred approximately $1,800,000 in expenses associated with assisting the government in its investigation and complying with requests for documents and other materials.  TeamStaff asserted an indemnification claim against the former principals and withheld payment on a $1,500,000 note, which represented the balance of the purchase price of RS Staffing, and refused to allow the former principals to transfer their TeamStaff stock they received on the sale, until the investigation was completed.  The former principals objected to TeamStaff’s actions and asserted their own claims against TeamStaff.  The Department of Justice recently advised TeamStaff that it had completed its investigation.

The settlement provides that in return for $200,000 in cash paid by TeamStaff to the former principals, the release of the 200,000 outstanding shares of TeamStaff common stock previously frozen, which are currently eligible for resale, and 300,000 additional shares of TeamStaff restricted common stock, the entire outstanding $1,500,000 principal balance of the note, all accrued interest, and all the claims of the parties, were fully settled.  The former principals also agreed to limit the number of shares sold per month without the consent of TeamStaff. TeamStaff also guaranteed that the sales of the shares would result in certain minimum net proceeds to the former principals.  Until the sales of the former principals’ shares are completed, the minimum guarantee will be secured by the note, which will be immediately reduced to $950,000, and thereafter reduced by the dollar amount of any stock sales by the former principals. TeamStaff will not be liable for any minimum guarantee if the average net sale price of the outstanding 200,000 shares is at least $1.00 per share, and the average net sale price of the 300,000 additional shares, eligible to be sold in 2012, is at least $2.50 per share. The effects of this settlement, which will consider the impact of the Company’s guarantee, will be assessed and accounted for in the Company’s quarter ending September 30, 2011.

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TeamStaff Inc. Board Chairman Rick Wasserman said, “We are pleased to have reached a final settlement of this matter.   The settlement avoids protracted litigation and will allow CEO Zach Parker and his management team to continue to concentrate their efforts on executing the Company’s business plans.  We consider this settlement another key milestone in the rebuilding of the Company.”

For further details, see TeamStaff’s Form 8-K to be filed with the Securities and Exchange Commission..

About TeamStaff, Inc.

TeamStaff serves clients throughout the United States as a full-service provider of logistics and healthcare services support. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to the US Departments of Defense and Veterans’ Affairs. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

This press release contains “forward-looking statements” as defined by the federal securities laws and involve numerous risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of such risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission. The information in this release should be considered accurate only as of the date of the release.

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